Exhibit 8

SETTLEMENT AND VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of January 12, 2023 (this “Agreement”), among the clients of Saba Capital Management, L.P. (“Saba”) listed on Schedule A.1 hereto, each on a several but not joint basis (each, a “Shareholder”), Saba, Carlyle Global Credit Investment Management, L.L.C., a Delaware limited liability company (“Carlyle”), and Vertical Capital Income Fund, a Delaware statutory trust (“VCIF” and, together with each Shareholder, Saba and Carlyle, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Carlyle and VCIF are entering into that certain Transaction Agreement (the “Transaction Agreement” and attached hereto on Schedule B);

WHEREAS, one of the conditions to the consummation of the Closing (as defined in the Transaction Agreement) is the receipt of the VCIF Shareholder Approval (as defined in the Transaction Agreement);

WHEREAS, each Shareholder is the holder of the number and type of equity interests of VCIF (the “Shares”) set forth on Schedule A.1 hereto (the Shares listed on Schedule A.1, together with any additional Shares or other voting securities of VCIF that such Shareholder holds as of the date hereof or acquires after the date hereof of record or beneficially, the “Covered Shares”);

WHEREAS, as a condition and inducement to each of Carlyle’s and VCIF’s willingness to enter into the Transaction Agreement and to consummate the Contemplated Transactions (as defined in the Transaction Agreement), the Parties are entering into this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to them in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Prior to the earlier of the Closing and the terminations of the Transaction Agreement and this Agreement, in each case in accordance with their respective terms (the “Expiration Time”), each Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of VCIF (whether or not an adjourned or postponed meeting), however called, and in connection with any written consent of the shareholders of VCIF, however proposed: (a) appear at such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by VCIF for written consent, and (b) vote or consent, or cause to be voted at such meeting or cause such consent to be granted with respect to, all of the Covered Shares (i) in favor of the approval of each of the VCIF Shareholder Approval Matters and any other matters necessary for the consummation of Contemplated Transactions and (ii) against any Competing Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the approval of the VCIF Shareholder Approval Matters.

2. Grant of Proxy. Each Shareholder, solely in the event of a failure by such Shareholder to act in accordance with such Shareholder’s obligations pursuant to Section 1, hereby irrevocably (until the Expiration Time) grants to, and appoints, Carlyle, and any individual designated in writing by Carlyle, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote, or grant a consent or approval in respect of, the Covered Shares in a manner consistent with Section 1. Such Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.

3. Limitations on Transfer.

(a) Prior to the satisfaction of the condition set forth in Section 8.1(a) of the Transaction Agreement, each Shareholder shall not Transfer any Covered Shares without the prior written consent of VCIF unless such transfer is to another client of Saba; provided, that such client transferee shall be bound by this Agreement to the same extent as the transferor.

(b) Following the satisfaction of the condition set forth in Section 8.1(a) of the Transaction Agreement, each Shareholder may freely Transfer its Covered Shares; provided, that any Affiliates of such Shareholder to whom Covered Shares are Transferred pursuant to this Section 3(b) (whether initially by such Shareholder or pursuant to successive Transfers by Affiliate transferees) shall be bound by this Agreement to the same extent as the transferor.

(c) Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void.

(d) “Transfer” means: (i) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, entry into this Agreement); (ii) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement with respect to such Covered Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to such Covered Shares), in each case, that is inconsistent with the provisions of this Agreement; or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii).

4. Updates to Covered Shares. Promptly following the acquisition of any Covered Shares or, pursuant to Section 3, the Transfer of any Covered Shares, each Shareholder shall send to VCIF and Carlyle a written notice setting forth the updated number of Covered Shares owned (beneficially or of record) by such Shareholder and its Affiliates.

5. Standstill. Saba and each Shareholder (each, for purposes of this Section 5, a “Standstill Person”) covenants and agrees with VCIF and Carlyle that, from the date hereof through the termination of this Agreement pursuant to Section 8, it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (in each case, acting on such Standstill Person’s behalf, and for the avoidance of doubt, excluding the Saba RICs (as defined below)), affiliated persons (as defined in the Investment Company Act and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons), the Representatives under such Standstill Person’s control and any other Persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (which shall not include the Saba RICs) (all such Persons, collectively, as to such Standstill Person, the “Standstill Person Entities”), not to, directly or indirectly, alone or in concert with other Persons (including by directing, requesting or suggesting that any other Person take any of the actions set forth below), unless specifically permitted in writing in advance by the respective Carlyle Entity, take any of the actions set forth below with respect to a Carlyle Entity:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i) any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of a Carlyle Entity (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) knowingly encourage or advise any other Person or knowingly assist or act to assist any Person in so encouraging or advising any Person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is with respect to a Carlyle Entity, consistent with the recommendation of such Carlyle Entity’s board or other governing body or such Carlyle Entity’s investment adviser or solely amongst the Standstill Person Entities) with respect to a Carlyle Entity;

(iii) engage, directly or indirectly, in any short sale that derives all or substantially all of its value from a decline in the market price of VCIF or Carlyle Secured Lending, Inc. (for the avoidance of doubt, such Standstill Person and its Affiliates may short-sell broad based indices and Carlyle);

(iv) any (i) tender or exchange offer for securities of a Carlyle Entity, or any merger, consolidation, business combination or acquisition or disposition of assets of a Carlyle Entity, or (ii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to a Carlyle Entity (it being understood that the foregoing shall not restrict any Standstill Person from tendering securities of a Carlyle Entity, receiving payment for securities of a Carlyle Entity or otherwise participating in any transaction contemplated in this Section 5(a)(iv) in a manner on the same basis as other passive equityholders of the applicable Carlyle Entity or from participating in a manner in any such transaction that has been approved by the applicable Carlyle Entity’s board or other governing body, subject to the terms of this Agreement);

(b) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of the Standstill Person Entities and/or Saba RICs) with respect to a Carlyle Entity;

(c) deposit any securities of a Carlyle Entity in any voting trust or subject any securities of a Carlyle Entity to any arrangement or agreement with respect to the voting of the securities of a Carlyle Entity, as applicable, including, without limitation, lend any securities of such Carlyle Entity to any Person for the purpose of allowing such Person to vote such securities in connection with any shareholder vote or consent of such Carlyle Entity, as applicable, or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of such Standstill Person and its Affiliates;

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the governing body of a Carlyle Entity, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the board or other governing body of a Carlyle Entity, (ii) the removal or resignation of any member of the board or other governing body of a Carlyle Entity, (iii) the removal or replacement of Carlyle or any of its Affiliates as the investment adviser to VCIF or any other Person as the investment adviser to a Carlyle Entity, (iv) the alteration, modification, or termination of the Investment Advisory Agreement or an investment advisory (or similar) agreement of a Carlyle Entity, or (v) to knowingly encourage any such actions in clauses (i) through (iv);

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of a Carlyle Entity (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 5) with respect to any shareholder proposal or written consent in a manner that is not supported by the VCIF Board or the board or other governing body of a Carlyle Entity, as applicable;

(f) make a request for a shareholder list or other books and records of a Carlyle Entity under Delaware law or any other statutory or regulatory provision;

(g) seek to control or publicly influence a Carlyle Entity or the board or other governing body, the Carlyle Entity’s investment adviser or the policies of the Carlyle Entity;

(h) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving any Carlyle Entity or any of the current or former directors, trustees or officers (including derivative actions) of any Carlyle Entity; provided, however, that, for the avoidance of doubt, the foregoing shall not prevent a Standstill Person from (A) bringing litigation to enforce the provisions of this Agreement or the Transaction Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, a Carlyle Entity against a Standstill Person, (C) being included as a passive member within a class of stockholders in a class-action lawsuit, and receiving compensation as a passive member of such class, or (D) responding to or complying with a validly issued legal process;

(i) make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the board or other governing body of a Carlyle Entity, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of a Carlyle Entity, (iii) any other material change in the management, business or corporate structure of a Carlyle Entity, or (iv) any waiver, amendment or modification to the Organizational Documents or the organizational documents of a Carlyle Entity;

(j) enter into any negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly request (x) a Carlyle Entity or the boards or other governing bodies of a Carlyle Entity or any of their respective Representatives amend or waive any provision of this Section 5 (including this sentence) or (y) the governing bodies of any of the Carlyle Entities to specifically invite the Standstill Person Entities to take any of the actions prohibited by this Section 5.

Nothing in this Section 5 shall be deemed to prohibit the Standstill Person Entities from communicating privately with the directors, officers, and advisors of a Carlyle Entity (including Carlyle) so long as such private communications would not be reasonably expected to trigger public disclosure obligations for Saba, any Shareholder, Carlyle or any Carlyle Entity.

For the avoidance of doubt, clients of Saba that are investment companies registered under the Investment Company Act of 1940, as amended (the “Saba RICs”) are not parties to, are not restricted by and are not governed by, the terms of this Agreement.

For purposes of this Agreement, “Carlyle Entity” shall mean: (i) VCIF, (ii) The Carlyle Group Inc. (Ticker: CG), (iii) Carlyle Secured Lending, Inc., (iv) Carlyle Tactical Private Credit Fund, (v) Carlyle Credit Solutions, Inc., (vi) Carlyle Secured Lending III and (vii) any closed-end fund or business development company formed by The Carlyle Group Inc. or any of its Affiliates between the date of this Agreement and the Termination Date (as defined below). For the avoidance of doubt, the term Carlyle Entity shall not include such entities in existence as of the date of this Agreement that are managed or advised by investment advisors other than Carlyle or any of its Affiliates and that may, after the date of this Agreement, come into the possession of or under the management or advisory purview of The Carlyle Group Inc. or any of its Affiliates.

6. Agreement to Purchase Shares Not Purchased in the Tender Offer. Each Shareholder shall tender all of its Covered Shares in the Tender Offer. Shares held by clients of Saba after the Tender Offer (all such shares, the “Excess Shares”), shall be purchased by Carlyle, or Carlyle shall cause one of its Affiliates (provided such Affiliate is not VCIF) to purchase, and Saba shall sell to Carlyle or such Affiliate, as applicable, the Excess Shares as follows:

(a) the purchase of the Excess Shares shall close on the 10th Business Day following the closing of the Tender Offer;

(b) each Excess Share shall be purchased at the same purchase price per-share as paid in the Tender Offer; and

(c) Carlyle and each Saba client shall execute binding and definitive documents following the closing of the Tender Offer providing for the purchase of the Excess Shares, which shall be on terms and conditions set forth in Exhibit A hereto.

The obligation of Carlyle to purchase Excess Shares pursuant to this Section 6 shall apply only to the total number of shares owned by clients of Saba that is listed on Schedule A.2 as owned by the clients on the date hereof, and shall not apply to any other shares (whether acquired after the date hereof or otherwise).

7. No Inconsistent Agreements. Each Shareholder hereby represents, warrants, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the termination of this Agreement pursuant to Section 8, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the termination of this Agreement pursuant to Section 8, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with this Agreement. If any such inconsistent agreement or proxy has been granted by a Shareholder, each Shareholder hereby terminates such agreement or proxy in full, and covenants to take all actions reasonably requested by Carlyle or VCIF in furtherance of such termination.

8. Termination. This Agreement shall terminate and have no force and effect upon the earlier to occur of (a)(i) the termination of the Transaction Agreement in accordance with its terms without the Closing occurring or (ii) the amendment of the Transaction Agreement in accordance with its terms and such amendment has a material and adverse impact on each Shareholder, (b) with respect to any individual Shareholder, such Shareholder no longer holding any Covered Shares (so long as such Covered Shares were disposed of in compliance with the terms of this Agreement), (c) the Outside Date (as the same may be extended pursuant to Section 9.1(c) of the Transaction Agreement) passing without the Closing having occurred, (d) the failure to purchase the shares in compliance with Section 6 of this Agreement and (e) the date that is two years after the Closing, should the Closing occur (such date in (a) through (e), the “Termination Date”); provided, that (i) this Section 8 and Sections 12 through 26 shall survive any such termination and (ii) any such termination shall not relieve any Party from any liability for its pre-termination breach of this Agreement; provided, further, that, notwithstanding anything to the contrary in this Agreement, if the Closing, the Tender Offer and Excess Shares purchase all occur pursuant to the terms of the Transaction Agreement and this Agreement, Section 5 shall survive any such termination with respect to each Standstill Person Entity until the date that is two years after the Closing. VCIF agrees to promptly provide any amendments to the Transaction Agreement (whether written or otherwise) to each Shareholder.

9. Public Announcement. The joint press releases being issued by Saba, Carlyle and VCIF in connection with the execution of the Transaction Agreement are set forth on Exhibit B (the “Press Release”). No party hereto shall make any public statement regarding the Standstill Persons or this Agreement that is inconsistent with the Press Release; provided, however, that nothing in this Agreement shall limit or prevent (a) any party hereto from taking any action required pursuant to applicable Law or by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any party), including without limitation any statements, filings, notices or announcements made in the Proxy Statement or in the context of an issuer reorganization conducted pursuant to a registration statement on Form N-14, and (b) any party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such party or as otherwise legally required and (c) any party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

10. Representations and Warranties of each Shareholder. Each Shareholder hereby represents and warrants to Carlyle and VCIF as follows:

(a) Schedule A.1 lists all shares of capital stock and other equity interests owned of record or beneficially by each Shareholder in VCIF, designating any such shares or other equity interests that are restricted or otherwise subject to vesting requirements. Schedule A.1 lists all options, warrants and other securities convertible into or exercisable or exchangeable for shares of capital stock and other equity interests in VCIF owned of record or beneficially by each Shareholder. Except as set forth on Schedule A.1, each Shareholder does not own of record or beneficially (i) any voting securities or other equity interests in VCIF or any securities convertible into or exercisable or exchangeable for any such voting securities or other equity interests or (ii) any derivative securities or contracts the value of which are directly or indirectly tied to or derived from VCIF.

(b) Other than as contemplated by this Agreement, (i) each Shareholder is the holder of, and has good and valid title to, all of the Covered Shares, free and clear of all Liens, (ii) each Shareholder has sole voting power, sole dispositive power and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, (iii) such Covered Shares are not subject to any voting trust agreement or other contract to which any Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Covered Shares and (iv) each Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares.

(c) Each Shareholder has full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by a Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming due and valid authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of any Shareholder for the execution, delivery and performance of this Agreement by each Shareholder or the consummation by each Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by each Shareholder nor the consummation by each Shareholder of the transactions contemplated hereby nor compliance by each Shareholder with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Shareholder pursuant to, any contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected or (B) violate any law applicable to any Shareholder or any of such Shareholder’s properties or assets except, for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform its obligations hereunder on a timely basis.

(e) There is no claim pending against a Shareholder or, to the knowledge of each Shareholder, any other Person or, to the knowledge of each Shareholder, threatened against such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party of its rights under this Agreement or the performance by any Party of its obligations under this Agreement on a timely basis.

(f) Each Shareholder understands and acknowledges that each of Carlyle and VCIF is entering into the Transaction Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of each Shareholder contained herein and would not enter into the Transaction Agreement if each Shareholder did not enter into this Agreement.

11. Representations and Warranties of Carlyle and VCIF. Solely on its own behalf and only on a several and not joint capacity, each of Carlyle and VCIF (each, for purposes of this Section 11, a “Non-Shareholder Party”) hereby represents and warrants to each Shareholder as follows:

(a) The Non-Shareholder Party has full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Non-Shareholder Party and the consummation by the Non-Shareholder Party of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Non-Shareholder Party and no other actions or proceedings on the part of the Non-Shareholder Party are necessary to authorize the execution and delivery by the Non-Shareholder Party of this Agreement, the performance by the Non-Shareholder Party of its obligations hereunder or the consummation by the Non-Shareholder Party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Non-Shareholder Party and, assuming due and valid authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Non-Shareholder Party, enforceable against the Non-Shareholder Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Non-Shareholder Party for the execution, delivery and performance of this Agreement by the Non-Shareholder Party or the consummation by the Non-Shareholder Party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Non-Shareholder Party nor the consummation by the Non-Shareholder Party of the transactions contemplated hereby nor compliance by the Non-Shareholder Party with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Non-Shareholder Party pursuant to, any contract to which the Non-Shareholder Party is a party or by which the Non-Shareholder Party or any property or asset of the Non-Shareholder Party is bound or affected or (B) violate any law applicable to the Non-Shareholder Party or any of the Non-Shareholder Party’s properties or assets except, for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Non-Shareholder Party to perform its obligations hereunder on a timely basis.

(c) There is no claim pending against the Non-Shareholder Party or, to the knowledge of the Non-Shareholder Party, any other Person or, to the knowledge of the Non-Shareholder Party, threatened against the Non-Shareholder Party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party of its rights under this Agreement or the performance by any Party of its obligations under this Agreement on a timely basis.

12. Disclosure. Subject to Section 9, each Shareholder hereby authorizes each of Carlyle and VCIF to publish and disclose in any announcement or disclosure each Shareholder’s identity and ownership of the Covered Shares and the nature of each Shareholder’s obligations under this Agreement, and to disclose and file a copy of this Agreement.

13. Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

14. Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party or by a duly authorized officer on behalf of such Party.

15. Interpretation. When a reference is made in this Agreement to a Section, paragraph, clause or Schedule, such reference shall be to a Section, paragraph, clause or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to “vote”, “voting”, “voted” and likewise shall refer to shares being voted or otherwise tabulated in any manner possible, whether in person at a meeting, by written consent, by proxy or otherwise. A Person shall be deemed the “beneficial” owner of, shall be deemed to have “beneficial” ownership of, and shall be deemed to “beneficially” own any securities which such Person or any of such Person’s Affiliates (a) beneficially owns as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, (b) has the right to acquire (whether such right is exercisable immediately or only after the passage of time), or (c) has the right to vote or dispose of, directly or indirectly. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and, accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

16. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the Party to whom notice is to be given, (ii) on the day after delivery to Federal Express or similar overnight courier to the Party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (without receipt of a delivery failure message):

(i)	If to the Shareholders, to:

Saba Capital Management, LP

405 Lexington Avenue, 58th Floor

New York, NY 10174

Attention: Michael D’Angelo

e-mail: mdangelo@sabacapital.com

(ii)	If to Carlyle or, after the Closing, to VCIF, to:

Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: Lauren Basmadjian

e-mail: lauren.basmadjian@carlyle.com

Attention: Brian Marcus

e-mail: brian.marcus@carlyle.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Attention: Jonathan L. Corsico, Esq.

e-mail: jonathan.corsico@stblaw.com

Attention: Rajib Chanda, Esq.

e-mail: rajib.chanda@stblaw.com

Attention: Christopher Healey, Esq.

e-mail: christopher.healey@stblaw.com

(iii)	if to VCIF (prior to the Closing), to:

Vertical Capital Income Fund

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: Michael D. Cohen

e-mail: mcohen@behringermail.com

with copies (which shall not constitute notice) to:

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215

Attention: JoAnn Strasser, Esq.

e-mail: joann.strasser@thompsonhine.com

17. Entire Agreement. This Agreement and the Transaction Agreement (including the Exhibits and Disclosure Schedules thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements, communications and understandings (whether written or oral) between the Parties with respect to the subject matter hereof.

18. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19. Governing Law. This Agreement, and all legal proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20. Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

22. Enforcement. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Each Party entitled to (i) an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, (ii) enforce specifically the terms and provisions of this Agreement or (iii) other equitable relief, in each case, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

23. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

24. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

26. Saba Matters. Saba hereby represents and warrants to each of VCIF and Carlyle that it has full legal and contractual power and authority to execute and deliver this Agreement on behalf of each Shareholder and to cause each Shareholder (and each Shareholder’s direct and indirect transferees, as contemplated by Sections 3(a) and 3(b)) to comply with its obligations hereunder, and Saba hereby agrees to cause each Shareholder (and each Shareholder’s direct and indirect transferees, as contemplated by Sections 3(a) and 3(b)) to comply with its obligations hereunder.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the Parties has executed or caused to be executed this Agreement as of the date first written above.

SABA CAPITAL MANAGEMENT, LP, solely acting in its capacity as investment adviser on behalf of its clients set forth on Schedule A.1, each on a several but not joint basis

By:	/s/ Michael D’Angelo
Name: Michael D’Angelo Title: General Counsel

VERTICAL CAPITAL INCOME FUND

By:	/s/ Michael Cohen
Name: Michael Cohen Title: President

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe Title: Managing Director

[Signature Page to Voting, Support and Standstill Agreement]

Exhibit A

SECURITIES PURCHASE AGREEMENT dated as of [ _ ], 2023 (this “Agreement”) between Saba Capital Management, L.P. a Delaware limited partnership (the “Seller”) and [BUYER], a [JURISDICTION] [TYPE OF ENTITY] (the “Purchaser”).

WHEREAS, Carlyle Global Credit Investment Management, L.L.C., a Delaware limited liability company and an affiliate of the Purchaser (“CGCIM”), and Vertical Capital Income Fund, a Delaware statutory trust (the “Company”), have entered into that certain Transaction Agreement, dated as of January 12, 2023 (the “Transaction Agreement”).

WHEREAS, as a condition and inducement to each of CGCIM’s and VCIF’s willingness to enter into the Transaction Agreement and to consummate the Contemplated Transactions (as defined in the Transaction Agreement), the Seller and CGCIM entered into a Settlement and Voting and Support Agreement, dated as of January 12, 2023 (the “Settlement Agreement”) whereby CGCIM agreed to purchase (or cause one of its affiliates to purchase) from certain funds and accounts for which the Seller serves as an investment adviser (collectively, the “Seller Accounts”) all of the excess shares then beneficially owned by the Seller Accounts (the “Excess Shares”) after the Tender Offer (as defined in the Settlement Agreement).

WHEREAS, the Seller is the beneficial owner of the Excess Shares by virtue of its position as investment adviser to each of the Seller Accounts.

WHEREAS, the Purchaser seeks to purchase from the Seller Accounts, and the Seller seeks to cause the Seller Accounts to sell to the Purchaser, the Excess Shares, subject to adjustment for stock splits, recapitalizations and stock dividends and other similar transactions relating to the Excess Shares occurring after the date hereof), in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE OF THE EXCESS SHARES

1.1	Purchase and Sale of Excess Shares.

Subject to the terms and conditions of this Agreement, on the date that is ten business days following the closing of the Tender Offer (the “Closing” and, such date, “Closing Date”), the Seller shall cause the Seller Accounts to sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller Accounts, the Excess Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, accrued and unpaid dividends thereon) for a purchase price per share equal to the same purchase price per share as paid in the Tender Offer (subject to adjustment for stock splits, recapitalizations and stock dividends and other similar transactions relating to the Excess Shares occurring after the date hereof) (the aggregate purchase price to be paid by the Purchaser to the Seller Accounts at the Closing, the “Purchase Price”), free and clear of all Claims (as defined below).

1.2	The Closing.

The Closing shall occur after notification of satisfaction or waiver of the conditions to the closing set forth in Sections 4.1 and 4.2 below and shall occur remotely by electronic transfer of Closing documentation. All actions taken at the Closing shall be deemed to have occurred simultaneously.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as of the date hereof as set forth below in this Article II.

2.1	Organization

The Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

2.2	Title to Excess Shares.

The Seller is the beneficial owner of the Excess Shares to be sold by it pursuant to this Agreement and beneficially owns the Excess Shares free from all taxes, liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and restrictions on transfer (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws) (“Claims”). The Seller, as investment manager to the Seller Accounts, represents that such Seller Accounts have good and valid title to the Excess Shares, free and clear of all Claims. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which the Seller or any Seller Account is bound relating to any sale or transfer of the Excess Shares, and, other than this Agreement, the Excess Shares are not subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of the Purchaser to sell or transfer the Excess Shares. Delivery to the Purchaser of the Excess Shares purchased by the Purchaser will (i) pass good and marketable title to the Excess Shares to the Purchaser, free and clear of all Claims (assuming that the Purchaser is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code regardless whether such section is applicable), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Excess Shares.

2.3	Authority.

The Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to cause the Seller Accounts to sell and transfer the Excess Shares and that the Seller Accounts have the full power and authority to sell and transfer the Excess Shares. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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2.4	Accredited Investor Status.

The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

2.5	Noncontravention.

The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Seller or any Seller Account, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Seller or any Seller Account is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Seller or any Seller Account, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

2.6	Consents.

No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

2.7	Seller Status.

The Seller (a) is a sophisticated person with respect to the sale of the Excess Shares; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Excess Shares; and (c) has independently and without reliance upon the Purchaser, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Seller has relied upon the Purchaser’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. The Seller acknowledges that the Purchaser has not given the Seller any investment advice, credit information or opinion on whether the sale of the Excess Shares is prudent.

2.8	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any Seller Account that could reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

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2.9	No Brokers.

No placement agent, financial advisor or broker has been engaged by the Seller or any Seller Account in connection with the offer or sale of the Excess Shares. Neither the Seller nor any Seller Account has taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.10	No General Solicitation.

The Seller did not offer or sell the Excess Shares by any form of general solicitation or general advertising.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date hereof as set forth below in this Article III.

3.1 Organization

The Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

3.2	Authority.

The Purchaser has all requisite power and authority execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to purchase the Excess Shares. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3	Accredited Investor Status.

The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

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3.4	Noncontravention.

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

3.5	Purchaser Status.

The Purchaser (a) is a sophisticated person with respect to the purchase of the Excess Shares; (b) has had the opportunity to ask questions of and receive answers from representatives of the Seller, the Company and each of their respective officers, directors, employees and agents concerning the Company in order for the Purchaser to make an informed decision with respect to its investment in the Excess Shares; (c) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Excess Shares; (d) is able to bear the economic risk associated with the purchase of the Excess Shares, has such knowledge and experience, and has undertaken transactions regarding investments of similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of the Excess Shares; and (e) has independently and without reliance upon the Seller, and based on such information as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Purchaser has relied upon the Seller’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. The Purchaser acknowledges that the Seller has not given the Purchaser any investment advice, credit information or opinion on whether the purchase of the Excess Shares is prudent. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser acknowledges and agrees that the Excess Shares have not be registered for sale or resale under the Securities Act and are being transferred under this Agreement pursuant to an exemption from the registration requirements of the Securities Act.

3.6	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that could reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

3.7	No Brokers.

The Purchaser has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

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3.8	Material Nonpublic Information; Investment Intent.

The Purchaser understands and acknowledges that the Seller may have confidential and/or material non-public information with respect to the Company and the financial condition of the Company (the “Information”). The Purchaser further understands and acknowledges that the Information might be material to the Seller’s decision-making in connection with the transaction contemplated by this Agreement. The Purchaser is acquiring the Excess Shares for its own account solely for the purpose of investment and without a view to any resale or other distribution, and does not have a present arrangement to effect any distribution of the Excess Shares to or through any person or entity in violation of applicable securities laws; provided, however, by making the representations herein, the Purchaser does not agree, or make any representation or warranty, to hold any of the Excess Shares for any minimum or other specific term and reserves the right to dispose of the Excess Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act. The Purchaser expressly releases the Seller, its affiliates and each of their respective officers, directors, employees, agents and controlling persons from any and all liabilities arising from their respective possession or use of the Information in connection with the transactions contemplated by this Agreement, and the Purchaser agrees to make no claim against the Seller, its affiliates and its respective officers, directors, employees, shareholders, partners, agents, representatives or affiliates with respect to such transactions, relating to its respective possession or use of the Information in connection with such transactions; provided, that the foregoing shall not limit any of the Purchaser’s rights under the Settlement Agreement.

ARTICLE IV

CONDITIONS TO CLOSING

4.1	Conditions to the Seller’s Obligation to Sell.

The obligation of the Seller hereunder to cause the Seller Accounts to sell the Excess Shares to the Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Purchaser with prior written notice thereof:

(a) The Purchaser shall have executed and delivered this Agreement to the Seller.

(b) Contemporaneously with the Closing, the Purchaser shall have delivered the Purchase Price with respect to the Excess Shares being purchased in the Closing to the Seller by wire transfer of immediately available funds pursuant to the written wire instructions provided by the Seller.

(c) The representations and warranties of the Purchaser shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Purchaser shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

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4.2	Conditions to the Purchaser’s Obligation to Purchase.

The obligation of the Purchaser hereunder to purchase the Excess Shares on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing the Seller with prior written notice thereof:

(a) The Seller shall have executed and delivered this Agreement to the Purchaser.

(b) The representations and warranties of the Seller shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the Closing Date.

(c) The Seller shall have complied with the first sentence of Section 6 of the Settlement Agreement.

ARTICLE V

COVENANTS

5.1	Delivery of Excess Shares.

The Seller shall cause the Excess Shares being purchased in the Closing to be delivered as soon as practicable following the Closing but in no event later than five (5) business days following the Closing to the Company along with all transfer documents reasonably requested by the Company to enable the Company to register the Excess Shares in the denominations and registered in the names requested by the Purchaser.

5.2	Fees.

Each party hereto shall pay its own legal fees and expenses in connection with the transactions contemplated hereby.

5.3	Best Efforts.

Each party shall use its best efforts timely to satisfy each of the covenants and conditions to be satisfied by it as provided in Articles IV and V of this Agreement.

5.4	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1	Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

6.2	Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.3	Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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6.4	Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among the Purchaser and the Seller, their affiliates and persons acting on their behalf solely with respect to the matters discussed herein, and this Agreement and the instruments referenced herein, together with the Settlement Agreement, contain the entire agreement and understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Seller and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.5	Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (c) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Purchaser:

[             ]

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

E-Mail: lauren.basmadjian@carlyle.com

Attention: Lauren Basmadjian

E-Mail: brian.marcus@carlyle.com

Attention: Brian Marcus

with a copy to (for information purposes only):

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

E-Mail: jonathan.corsico@stblaw.com

Attention: Jonathan L. Corsico, Esq.

E-Mail: rajib.chanda@stblaw.com

Attention: Rajib Chanda, Esq.

E-Mail: christopher.healey@stblaw.com

Attention: Christopher Healey, Esq.

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If to the Seller:

Saba Capital Management, LP

405 Lexington Avenue, 58 Floor

New York, New York 10174

Telephone: 212-542-4635

E-Mail: mdangelo@sabacapital.com

Attention: Michael D’Angelo

with a copy to (for information purposes only):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

Telephone: (212) 756-2000

or to such other address or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication or (B) provided by an overnight courier service shall be rebuttable evidence of personal service or receipt from an overnight courier service in accordance with clause (a), (b) or (d) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (c) above.

6.6	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Seller nor the Purchaser shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party.

6.7	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.8	Survival.

Unless this Agreement is terminated by mutual consent of the Seller and the Purchaser, the representations and warranties of the Seller and the Purchaser contained in Articles II and III shall survive the Closing Date and the delivery, in whole or in part, of the Excess Shares.

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6.9	Termination and Remedy for Breach.

In the event that the Closing shall not have occurred with respect to the Purchaser pursuant to the terms of this Agreement due to the Seller’s or the Purchaser’s failure to satisfy the conditions set forth in sections 4.1 and 4.2 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Notwithstanding the foregoing, the parties hereby acknowledge that, in the event of a breach of this Agreement as described in this section 6.9, money damages would be both difficult to calculate and speculative and an insufficient remedy for any such breach and that any such breach would cause the nonbreaching party irreparable harm. Accordingly, each party agrees that, in addition to any other remedies at law or in equity it may have, each party shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

6.10	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.11	Counterparts.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

SELLER:

Saba Capital Management, LP

By:
Name:
Title:

PURCHASER:

[ ]

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

Exhibit B

Separately Filed.

Schedule A.1

Shareholder	Covered Shares
Saba II AIV, L.P.	303,167
Saba Capital Master Fund, Ltd.	164,260
Saba Capital CEF Opportunities 1, Ltd.	56,854
Saba Capital CEF Opportunities 2, Ltd.	53,217
Saba Capital CEF Opportunities 3, Ltd.	19,300
Saba Capital Master Fund III, L.P.	26,107
Saba Capital Carry Neutral Tail Hedge Master Fund Ltd.	28,314
Various Managed Accounts	54,333

Schedule A.2

All Clients of Saba	All Shares
Total Shares Owned by clients of Saba (inclusive of aggregate number of shares set forth on Schedule A.1):	844,031

Schedule B

Transaction Agreement

Separately Filed.